Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-97563, 333-50539, 333-50543, 333-94563, 333-60302, and 333-68212 of Kforce Inc. (the “Firm”) on Forms S-8 and Registration Statement No. 333-89144 on Form S-3 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Firm’s change in its method of accounting for goodwill in 2002), appearing in this Annual Report on Form 10-K of the Firm for the year ended December 31, 2003.

Deloitte & Touche LLP

Tampa, Florida

March 11, 2004